NewsRelease

NYSE: WMB

Date: Feb. 26, 2004

Williams Completes Amendment to Subsidiary-Related Debt
Action Designed to Save Approximately $6 Million Per Year

     TULSA, Okla. – Williams (NYSE:WMB) has completed an amendment that provides more favorable terms for approximately $497.5 million of secured, subsidiary-level financing.

     The amendment reduces the floating interest rate 125 basis points from 3.75 percent over the London InterBank Offered Rate to 2.5 percent over the London InterBank Offered Rate and extends the maturity by one year from May 30, 2007, to May 30, 2008.

     Williams anticipates savings of approximately $6 million per year as a result of more favorable terms. The amendment also provides for an additional reduction in the interest rate by 25 basis points if certain credit-rating requirements are met.

About Williams (NYSE:WMB)

Williams, through its subsidiaries, primarily finds, produces, gathers, processes and transports natural gas. Williams’ gas wells, pipelines and midstream facilities are concentrated in the Northwest, Rocky Mountains, Gulf Coast and Eastern Seaboard. More information is available at www.williams.com.

Contact:	Kelly Swan Williams (media relations) (918) 573-6932

Travis Campbell Williams (investor relations) (918) 573-2944

Courtney Baugher Williams (investor relations) (918) 573-5768

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Portions of this document may constitute “forward-looking statements” as defined by federal law. Although the company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the “safe harbor” protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in performance is contained in the company’s annual reports filed with the Securities and Exchange Commission.